Exhibit 99.1

CVR Partners Reports 2013 Third Quarter Results
And Announces Cash Distribution of 36 Cents

•	Record UAN production of 239,300 tons

•	Raises lower end of 2013 full year outlook for cash flow available for distribution by 5 cents, bringing full year outlook to $1.85 to $2.00 per common unit

•	President and CEO Byron Kelley has elected to retire effective Jan. 1, 2014

SUGAR LAND, Texas (Nov. 1, 2013) - CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced third quarter 2013 net income of $19.7 million, or 27 cents per fully diluted common unit, on net sales of $69.2 million, compared to net income of $31.6 million, or 43 cents per fully diluted common unit, on net sales of $75.0 million for the 2012 third quarter. Adjusted EBITDA, a non-GAAP measure, was $28.2 million for the third quarter of 2013, compared to adjusted EBITDA of $39.0 million for the third quarter of 2012.

For the first nine months of 2013, net income was $90.7 million, or $1.24 per fully diluted common unit, on net sales of $239.4 million, compared to $96.9 million of net income, or $1.32 per fully diluted common unit, on net sales of $234.7 million for the comparable period a year earlier. Adjusted EBITDA for the first nine months of 2013 was $116.1 million compared to adjusted EBITDA of $121.1 million for the first nine months of 2012.

“The completion of our plant expansion project earlier this year resulted in record production of UAN during the 2013 third quarter,” said Byron Kelley, president and chief executive officer. “We are also pleased with the continued high production rates we have seen following our previously announced planned shift reactor catalyst replacement in late July.”

Operations

For the third quarter of 2013, average realized plant gate prices for UAN and ammonia were $259 per ton and $505 per ton, respectively, compared to $290 per ton and $578 per ton, respectively, for the same period in 2012.

CVR Partners produced 100,400 tons of ammonia and purchased an additional 1,000 tons of ammonia during the third quarter of 2013, of which 3,400 net tons were available for sale while the rest was upgraded to a record 239,300 tons of UAN. In the 2012 third quarter, the plant produced 104,200 tons of ammonia with 29,400 net tons available for sale with the remainder upgraded to 181,900 tons of UAN.

On-stream factors during the 2013 third quarter were 91.2 percent for the gasifier, 90.1 percent for the ammonia synthesis loop, and 89.5 percent for the UAN conversion facility. Excluding the impact of planned downtime associated with the replacement of the damaged catalyst, on-stream factors for the 2013 third quarter would have been 98.7 percent for gasifier, 98.2 percent for ammonia synthesis loop and 97.8 percent for the UAN conversion facility.

Distributions

CVR Partners also announced today a third quarter 2013 distribution of 36 cents per common unit. The distribution as set by the board of CVR GP, LLC, the general partner of CVR Partners, will be paid on Nov. 18, 2013, to unitholders of record on Nov. 11, 2013.

CVR Partners’ third quarter cash distribution brings the cumulative cash distributions paid or declared for the first nine months of 2013 to $1.55 per common unit.

Based on nine months of actual results reported and orders in place for expected product deliveries through the remainder of the year, CVR Partners updated its 2013 full year outlook for cash available for distribution to unitholders to $1.85 to $2.00 per common unit.

“With continued high production rates and orders secured for our remaining fourth quarter deliveries, we look forward to posting a record level of distributions for the 2013 full year,” Kelley said.

Kelley Retirement

CVR Partners also announced today that Kelley has elected to retire effective Jan. 1, 2014. Replacing Kelley will be Jack Lipinski, executive chairman of CVR Partners, who was the company’s president and chief executive officer prior to Kelley’s appointment in May 2011. Lipinski also serves as president and chief executive officer of CVR Energy, Inc., which owns a majority of the common units of CVR Partners.

“Byron was kind enough to come out of retirement to lead CVR Partners shortly after the company completed its initial public offering,” Lipinski said. “I want to personally thank Byron for his contributions to CVR Partners and wish him and his family well.”

Third Quarter 2013 Earnings Conference Call Information

CVR Partners previously announced that it will host its third quarter 2013 Earnings Conference Call for analysts and investors on Friday, Nov. 1, at 10 a.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=96152. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029.

For those unable to listen live, the Webcast will be archived and available for 14 days at
http://www.videonewswire.com/event.asp?id=96152. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 421491.

# # #

This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as "outlook," "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "seek," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, and any subsequently filed quarterly reports on Form 10-Q. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners undertakes no duty to update its forward-looking statements.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:
Investor Relations:
Wes Harris
281-207-3490
InvestorRelations@CVRPartners.com

Media Relations:
Angie Dasbach
281-207-3550
MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited except as otherwise noted).

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(in millions, except per unit data)
Consolidated Statement of Operations Data:
Net sales (1)	$69.2	$75.0	$239.4	$234.7
Cost of product sold - Affiliates	2.5	3.2	8.4	8.7
Cost of product sold - Third parties	10.5	8.1	30.8	25.9
Direct operating expenses - Affiliates	1.1	0.4	3.3	1.2
Direct operating expenses - Third parties	22.6	20.7	67.4	65.2
Selling, general and administrative expenses - Affiliates	3.6	3.9	12.0	12.9
Selling, general and administrative expenses - Third parties	1.0	1.2	3.8	5.2
Depreciation and amortization	6.6	5.2	18.5	15.8
Operating income	21.3	32.3	95.2	99.8
Interest expense and other financing costs	(1.6)	(0.9)	(4.6)	(3.1)
Interest income	—	0.1	—	0.2
Other income (expense), net	—	0.1	0.1	0.1
Income before income tax expense	19.7	31.6	90.7	97.0
Income tax expense	—	—	—	0.1
Net income	$19.7	$31.6	$90.7	$96.9

Net income per common unit - basic	$0.27	$0.43	$1.24	$1.32
Net income per common unit - diluted	$0.27	$0.43	$1.24	$1.32

Adjusted EBITDA*	$28.2	$39.0	$116.1	$121.1
Available cash for distribution*	$26.5	$36.2	$113.7	$118.3

Weighted average, number of common units outstanding (in thousands):
Basic	73,076	73,045	73,070	73,037
Diluted	73,225	73,191	73,229	73,193

(1)        Below are the components of Net sales:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Reconciliation to net sales (dollars in millions):
Sales net plant gate	$60.4	$68.2	$212.9	$211.1
Freight in revenue	7.8	6.5	21.6	17.6
Hydrogen revenue	0.8	0.3	4.7	6.0
Other	0.2	—	0.2	—
Total net sales	$69.2	$75.0	$239.4	$234.7

* See “Use of Non-GAAP Financial Measures” below.

	As of September 30, 2013	As of December 31, 2012
		(audited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$87.2	$127.8
Working capital	104.3	116.6
Total assets	594.0	623.0
Total debt	125.0	125.0
Partners’ capital	438.5	446.2

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$21.9	$44.9	$96.5	$124.8
Investing activities	(4.0)	(17.2)	(35.8)	(56.4)
Financing activities	(42.6)	(43.8)	(101.4)	(125.1)
Net cash flow	$(24.7)	$(16.1)	$(40.7)	$(56.7)

Other Financial Data:
Capital expenditures	$4.0	$18.2	$35.8	$57.4

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Key Operating Statistics:

Production (thousand tons):
Ammonia (gross produced) (1)	100.4	104.2	303.0	302.3
Ammonia (net available for sale) (1)(2)	3.4	29.4	36.3	89.3
UAN	239.3	181.9	660.6	516.5

Petroleum coke consumed (thousand tons)	116	126.9	360.2	377.7
Petroleum coke (cost per ton)	$30	$30	$30	$34

Sales (thousand tons):
Ammonia	3.3	30.2	37.9	89.5
UAN	226.7	175.1	638.1	510.5

Product pricing plant gate (dollars per ton) (3):
Ammonia	$505	$578	$654	$586
UAN	$259	$290	$295	$311

On-stream factors (4):
Gasification	91.2%	99.1%	94.1%	97.2%
Ammonia	90.1%	98.4%	92.6%	96.0%
UAN	89.5%	96.9%	89.6%	92.4%

Market Indicators:
Ammonia - Southern Plains (dollars per ton)	$498	$677	$611	$616
UAN - Mid Corn Belt (dollars per ton)	$302	$356	$352	$372

______________________________

(1)   Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into UAN. As a result of the completed UAN expansion project in February 2013, we now upgrade substantially all of the ammonia we produce into UAN. Net tons available for sale represent ammonia available for sale that was not upgraded into UAN.

(2)   In addition to the produced ammonia, the Partnership acquired approximately 1,000 and 5,000 tons of ammonia, which was upgraded to UAN during the three and nine months ended September 30, 2013.

(3)    Plant gate sales per ton represent net sales less freight and hydrogen revenue divided by product sales volume in tons in the reporting period, and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(4)   On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency. Excluding the impact of planned downtime associated with replacement of damaged catalyst, the on-stream factors for the three months ended September 30, 2013 would have been 98.7% for gasifier, 98.2% for ammonia and 97.8% for UAN.

Excluding the impact of the UAN expansion coming on-line, the planned downtime associated with replacement of damaged catalyst, the unplanned Linde air separation unit outages and the unplanned downtime associated with weather issues, the on-stream factors for the nine months ended September 30, 2013 would have been 99.3% for gasifier, 98.7% for ammonia and 97.7% for UAN.

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Partnership also uses the financial non-GAAP measures noted above, which are reconciled to our GAAP-based results below. These non-GAAP financial measures should not be considered as an alternative to GAAP results. The adjustments are provided to enhance an overall understanding of the Partnership’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

EBITDA is defined as net income before (i) net interest (income) expense; (ii) income tax expense; and (iii) depreciation and amortization expense, which are items management believes affect the comparability of operating results.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of share-based compensation, non-cash and, where applicable, major scheduled turnaround expense and loss on disposition of assets. We present Adjusted EBITDA because it is a key measure used in material covenants in our credit facility and because it is the starting point for our available cash for distribution. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to our common unitholders and our compliance with the covenants contained in our credit facility. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of Net Income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions)
Reconciliation of Net income to EBITDA and to Adjusted EBITDA:
Net income	$19.7	$31.6	$90.7	$96.9
Add:
Interest expense, net	1.6	0.8	4.6	2.9
Income tax expense	—	—	—	0.1
Depreciation and amortization	6.6	5.2	18.5	15.8
EBITDA	$27.9	$37.6	$113.8	$115.7
Major scheduled turnaround expenses	—	0.2	—	0.2
Share-based compensation, non-cash	0.3	1.2	2.3	5.2
Adjusted EBITDA	$28.2	$39.0	$116.1	$121.1

Available cash for distribution is not a recognized term under GAAP. Available cash should not be considered in isolation or as an alternative to net income or operating income, as a measure of operating performance. In addition, available cash for distribution is not presented as, and should not be considered an alternative to cash flows from operations or as a measure of liquidity. Available cash as reported by the Partnership may not be comparable to similarly titled measures of other entities; thereby limiting its usefulness as a comparative measure.

The Partnership announced a cash distribution of 36 cents per common unit for the third quarter of 2013. The distribution was based on the Partnership’s available cash, beginning with Adjusted EBITDA reduced for cash needed for (i) net interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures and (iii) to the extent applicable, major scheduled turnaround expense incurred and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate, if any. Available cash for distribution may be increased by previously established cash reserves, if any, at the discretion of the board of directors of our general partner. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

Three Months Ended September 30, 2013
(in millions, except per unit data)
Reconciliation of Adjusted EBITDA to Available cash for distribution
Adjusted EBITDA	$28.2

Adjustments:
Less:
Net cash interest expense (excluding capitalized interest) and debt service	(1.4)
Maintenance capital expenditures	(0.8)
Plus:
Other non-cash adjustments	0.5

Available cash for distribution	$26.5

Available cash for distribution, per unit	$0.36
Common units outstanding (in thousands)	73,078